EXHIBIT 99.1

IEAM Terminates Jorge Yepes as CFO for Cause after a Review by the
Independent Counsel to the Audit Committee of the Board of Directors

Pittsburgh, PA - February 11, 2008 – Industrial Enterprise of America, Inc. (NASDAQ: IEAM), an automotive aftermarket packager and supplier, announced today that the Board of Directors of the Company terminated Mr. Jorge Yepes, the Chief Financial Officer of the Company, who had been suspended as of November 6, 2007 pending an interview with counsel retained by the Audit Committee of the Board of Directors to conduct an internal integrity review.  Thomas J. Curran, a former securities prosecutor in the Manhattan District Attorney’s Office and current Partner of Ganfer & Shore, LLP, acted as independent counsel.  As noted in the November 7, 2007 press release, the purpose of the review was to investigate possible violations of the Company’s policies and procedures.

The review of Mr. Yepes conduct has been completed by the independent outside counsel to the Audit Committee.  After consideration of that report, Mr. Yepes was given notice of his termination on February 11, 2008.  As part of that notice IEAM has reserved any and all legal recourse against Mr. Yepes.

About Industrial Enterprise of America
Industrial Enterprise of America, Inc. is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals.  The Company has distinct proprietary brands that collectively serve the retain, professional and discount automotive aftermarket channels.  For more information please visit www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Industrial Enterprises of America
Investor Relations
David Zazoff
212-505-5976
dzazoff@ieam-inc.com